Exhibit 99.1

Watsco and Carrier Execute Agreement to Launch

Distribution Joint Venture in Northeast

Network with $210 Million of Sales in 2010

from 28 Locations in 11 States

MIAMI, FLORIDA – (BUSINESS WIRE), March 21, 2011 – (NYSE:WSO) (NYSE:UTX) Watsco, Inc. today announced that it has executed a definitive agreement with Carrier Corporation to form a joint venture that will include Carrier Corporation’s company-operated HVAC distribution network in the northeast United States. Also, Watsco has been granted early termination of the waiting period by the Federal Trade Commission under the Hart-Scott-Rodino Antitrust Improvements Act of 1976. The transaction is expected to close in April 2011.

Carrier’s company-operated northeast distribution network had revenues of approximately $210 million in 2010, with 230 employees serving 11 states from 28 locations. Products sold include a broad offering of Carrier, Bryant and Payne-brand residential, light-commercial and applied-commercial systems, along with related parts and supplies. Watsco has also agreed to contribute to this joint venture its northeastern locations, which serve customers in New York, New Jersey and all of New England with 2010 revenues of approximately $60 million.

Watsco improves indoor living and working environments with air conditioning and heating solutions that provide comfort regardless of the outdoor climate. Our solutions also promote healthier indoor spaces by removing pollutants from the indoor air that can lead to asthma, allergies and reductions in productivity. Furthermore, since heating and cooling accounts for approximately 56% of the energy consumed in a typical United States home, we offer consumers the greatest opportunity to save money on energy by replacing existing air conditioning and heating systems with more energy efficient and environmentally friendly solutions.

There are approximately 74 million central air conditioning and heating systems installed in the United States that have been in service for more than 10 years. Older systems often operate below government mandated energy efficiency and environmental standards. Watsco has an opportunity to accelerate the replacement of these systems at a scale greater than our competitors as the movement toward reducing energy consumption and its environmental impact continues. As the industry leader with over 500 locations in the United States and Puerto Rico, with additional market coverage on an export basis to parts of Latin America and the Caribbean, significant growth potential remains given that our current revenue run-rate is less than 10% of the estimated $30 billion United States market for HVAC/R products. Additional information about Watsco may be found at http://www.watsco.com.

Carrier Corporation is the world’s leader in high technology heating, air-conditioning and refrigeration solutions. Carrier experts provide sustainable solutions, integrating energy-efficient products, building controls, and energy services for residential, commercial, retail, transport and foodservice customers. Founded by the inventor of modern air conditioning, Carrier improves the world around us through engineered innovation and environmental stewardship. Carrier is a unit of United Technologies Corp., a leading provider to the aerospace and building systems industries worldwide. Visit www.carrier.com for more information.

This document includes certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on management’s current expectations and are subject to uncertainty and changes in circumstances. Actual results may differ materially from these expectations due to changes in economic, business, competitive market, regulatory and other factors, including, without limitation, the effects of supplier concentration, competitive conditions within Watsco’s industry, seasonal nature of sales of Watsco’s products, insurance coverage risks and final GAAP adjustments. Forward-looking statements speak only as of the date the statement was made. Watsco assumes no obligation to update forward-looking information to reflect actual results, changes in assumptions or changes in other factors affecting forward-looking information. Detailed information about these factors and additional important factors can be found in the documents that Watsco files from time to time with the Securities and Exchange Commission, such as Form 10-K, Form 10-Q and Form 8-K.